Investor Contact:         John Borden              Media Contact:   Jon Diat
                          212-270-7318                              212-270-5089


                  CHASE MANHATTAN REPORTS THIRD QUARTER RESULTS


NEW YORK, OCTOBER 18, 2000 - The Chase Manhattan Corporation (NYSE:CMB) today announced third quarter results.

Operating earnings: On an operating basis, which excludes special items, diluted earnings per share for the third quarter of 2000 were $0.68 per share, compared with $0.92 per share for the same 1999 period. Earnings in the 2000 third quarter were $905 million, compared with $1.19 billion in the same quarter of 1999. On the same basis, diluted earnings per share were $2.68 per share for the first nine months of 2000, compared with $2.83 per share for the same period of the prior year. Earnings in the first nine months of 2000 were $3.48 billion, compared with $3.71 billion for the first nine months of 1999.

Reported earnings: On a reported basis, which includes special items, diluted earnings per share for the third quarter of 2000 were $0.66 per share, compared with $0.92 per share for the same 1999 period. Net income in the 2000 third quarter was $884 million, compared with $1.19 billion in the same quarter of 1999. On the same basis, diluted earnings per share were $2.57 per share for the first nine months of 2000, compared with $2.86 per share for the same period of the prior year. Net income in the first nine months of 2000 was $3.34 billion, compared with $3.75 billion for the first nine months of 1999.

THIRD QUARTER HIGHLIGHTS:

Earnings for the third quarter of 2000 were lower than last year's third quarter results and lower than analysts' estimates primarily due to lower income in Chase Capital Partners and to a lesser extent in the Investment Bank:

- In Chase Capital Partners, unrealized write-downs, primarily due to price declines in publicly-held securities, more than offset record realized
     (cash) gains of $538 million on the sales of investments. (See page 7 for a comparison of the corporation's key financial measures including and excluding Chase Capital Partners for the current and previous quarters of 2000 and those of 1999.)

- In the Investment Bank, trading revenues and corporate finance fees were up from the third quarter of 1999 but down from the second quarter of 2000 due to lower market volatility and trading volumes and a slowdown in leveraged finance. The expense growth rate was high because of the buildup of the investment banking platform.


Strengths during the third quarter of 2000 included:

- Record earnings in Global Services, National Consumer Services and Wealth Management.

- Sound management of credit and market risk. Credit losses and nonperforming assets in the quarter were lower than the previous quarter and the year ago quarter. There were no days in the third quarter in which Chase had a trading loss.

"While third quarter performance did not meet our expectations, the results do not diminish the confidence we have in the growth capacity of our businesses," said William B. Harrison, Jr., Chairman and Chief Executive Officer. "Though the value of our private equity investment portfolio may vary from quarter to quarter, we remain firmly committed to Chase Capital Partners' with its ability to create substantial long-term cash returns on investments. In addition, we are focused on achieving a better balance of expense to revenue growth in the Investment Bank. Across the franchise, our Global Services, National Consumer Services and Wealth Management businesses achieved record results, underscoring the importance of a diverse business mix."


MERGER UPDATE:

On September 13, 2000, The Chase Manhattan Corporation and J.P. Morgan & Co. Incorporated agreed to merge. The merged firm will be named J.P. Morgan Chase & Co. The merger is expected to be consummated by the first quarter of 2001. Since the merger was announced, the following progress has been made:

- Over 35 senior positions were named upon the announcement of the merger; an additional 250 key positions will have been announced by the end of this week.

- The major U.S. regulatory applications have been filed; the joint proxy statement was filed with the SEC on October 5.

- Clients are reacting favorably to the proposed merger by inviting Chase and J.P. Morgan to make joint pitches for business; the two firms have won a number of joint investment banking mandates as a result.

"Integration efforts have been proceeding swiftly," said Mr. Harrison. "We have more evidence that the combined and complementary product mix and client base of the new firm will promote growth opportunities and business synergies ahead. We will have a broader and more diversified wholesale banking platform, along with significant opportunities to moderate investment spending and to improve operating efficiencies."


FINANCIAL INFORMATION:

Third quarter 2000 results reflect the acquisitions of The Beacon Group, LLC, on July 6, and Robert Fleming Holdings Limited on August 1.

                                 INVESTMENT BANK

Operating revenues in the investment bank were $1.87 billion in the third quarter of 2000, up 16 percent from $1.62 billion in the third quarter of 1999. Cash operating earnings in the third quarter of 2000 were $384 million, down nine percent from $420 million in the third quarter of 1999. A decline in shareholder value added during the third quarter to $46 million reflected both the decline in cash operating earnings and the higher equity allocated to the Investment Bank as a result of the acquisition of Flemings.

- Total trading revenues, including related net interest income, were $680 million, compared with $679 million in the third quarter of 1999 and $841 million in the second quarter of 2000. Gains in fixed income trading were offset by declines in foreign exchange and interest rate derivatives due to slower trading activity and an overall decline in market volatility, which adversely affected the flows and spreads of those businesses.

- Investment banking fees were $613 million, up 26 percent from third quarter 1999 levels, and down from $639 million in the second quarter of 2000. Growth in fees from merger and acquisition advisory services and equity underwriting was partially offset by lower fees from loan syndication and high yield bond underwriting due to a slowdown in the leveraged lending markets.

- Cash expenses of $1.26 billion in the third quarter of 2000 were up 47 percent from the 1999 third quarter, and up from $1.06 billion in the second quarter of 2000. Increases were driven by acquisitions and spending to build up the investment banking platform.

                             CHASE CAPITAL PARTNERS

Private equity gains in the third quarter of 2000 were negative $25 million, compared with gains of $377 million in the same 1999 quarter and $298 million in the second quarter of 2000. Gains included cash realized from the sale of both private and public securities that were held in the portfolio and the unrealized change in the value of investments held in the portfolio, primarily publicly traded securities. Realized (cash) gains on the sale of securities in the third quarter of 2000 were $538 million, more than double the amount of cash gains realized in the third quarter of 1999. These gains were more than offset by declines in the carrying values of investments (primarily in telecommunications) in the publicly held portion of the portfolio. Despite these declines, the current carrying value of the investments in the publicly traded portfolio is approximately 2.6 times their original cost. Approximately 80 percent of the carrying value of the Chase Capital Partners' portfolio consist of privately-held securities.


                                 GLOBAL SERVICES

In the third quarter of 2000, Global Services' operating revenues increased nine percent over the third quarter of 1999 to $875 million, reflecting increased activity in its securities businesses. Cash operating earnings for Global Services for the third quarter of 2000 were up 24 percent compared with the third quarter of 1999. Shareholder value added increased to $93 million, an 82 percent increase over the prior-year quarter.

Operating revenues in Global Investor Services (custody) increased 14 percent from last year, reflecting net asset growth and higher transaction volume and net interest income, partially offset by a decline in foreign exchange revenue. Capital Markets Fiduciary Services' (institutional trust) operating revenues increased 20 percent from last year primarily in structured finance in the U.S. and U.K. Chase Treasury Solutions' (cash management) operating revenues increased two percent over the 1999 third quarter, driven by higher product revenues across all products and higher balances, partially offset by the repositioning of the trade finance business. Operating leverage continues to improve, with expenses growing at a slower rate than revenues.

                                WEALTH MANAGEMENT

Chase's wealth management businesses include private banking and asset management.

- Revenues from the Global Private Bank increased to $305 million, up 36 percent from the third quarter of 1999. These results reflect broad-based global growth. Cash operating earnings grew 16 percent compared with the prior year. As of September 30, the Global Private Bank had over $180 billion in client assets.

- Revenues from Asset Management increased to $165 million, compared with $43 million in the third quarter of 1999. Results include revenues from Flemings. As of September 30, assets under management were $182 billion.

                           NATIONAL CONSUMER SERVICES

Operating revenues for National Consumer Services increased to $2.6 billion, an increase of three percent over the third quarter of 1999. Cash operating earnings of $492 million increased by 13 percent over the third quarter of 1999. All five businesses reported double-digit earnings growth.


- Cash operating earnings for cardmember services for the third quarter of 2000 were up 14 percent compared with the third quarter of 1999, reflecting significantly improved credit quality. Operating revenues were essentially flat from the prior year and up six percent from the second quarter of 2000, as higher consumer purchase volume and higher fee-based revenues offset the impact of higher interest rates and a lower level of late fees. Expenses were up reflecting the impact of higher marketing spending. New account acquisitions were significantly higher, and credit card outstandings were up over $1 billion from the second quarter of this year.

- Home finance cash operating earnings were up 21 percent, and revenues increased 13 percent, from the third quarter of 1999. The improved results were due to growth in servicing fee income and gains on securities to hedge mortgage servicing, partially offset by declines in residential mortgage warehouse activity.

- Regional banking group cash operating earnings grew 36 percent, and revenues rose seven percent, from the third quarter of 1999, reflecting higher deposit levels in the consumer and small business sector, higher banking, debit card, and brokerage fee income and disciplined expense management.

- Diversified consumer services cash operating earnings were up 24 percent, and revenues increased five percent from the same 1999 quarter. Income growth was positively affected by a change in internal cost allocation as well as improving auto origination volumes and growth in the discount brokerage business, which was partially offset by the effect of higher interest rates. Brown & Co., Chase's online trading business, averaged over 41,000 trades per day during the third quarter of 2000 versus 32,000 trades per day during the same period of 1999.

- Middle markets cash operating earnings were up 13 percent and revenues increased four percent from the third quarter of 1999. These results reflect new business and disciplined expense management.

                        ADDITIONAL FINANCIAL INFORMATION


- The merger agreement between Chase and J.P. Morgan & Co. Incorporated, which has been approved by the boards of directors of both companies, provides that 3.7 shares of Chase common stock will be exchanged for each share of J.P. Morgan common stock. Each series of preferred stock of J.P. Morgan will be exchanged for a similar series of preferred stock of Chase, the surviving corporation of the merger. The transaction is expected to be accounted for as a pooling of interests and to be tax-free to J.P. Morgan and Chase stockholders and is subject to approval by stockholders of both companies, as well as by the U.S. Federal and state and foreign regulatory authorities.

- Chase's operating revenues, excluding the impact of Flemings and Chase Capital Partners, were up five percent compared with the third quarter of 1999. Cash expenses, on the same basis, were up nine percent compared with the third quarter of 1999. Amortization of goodwill, a non-cash charge to earnings, amounted to $0.11 per share, or $149 million, in the third quarter of 2000, compared with $0.05 per share, or $70 million, in the third quarter of 1999. Similarly, the non-cash charge for the first nine months of 2000 was $0.25 per share, or $318 million, compared with $0.17 per share, or $219 million, for the first nine months of 1999.

- On September 1, Chase announced it had agreed to sell its Hong Kong-based retail banking business, including Chase Manhattan Card Company Limited, to Standard Chartered PLC for approximately $1.3 billion in cash. Subject to regulatory approvals and satisfaction of certain conditions, the sale is expected to be completed by December 2000.

- On October 16, Chase agreed to sell its interest in ChaseMellon Shareholder Services, currently a 50-50 joint venture between Chase and Mellon Financial Corporation. The transaction, the terms of which were not disclosed, is expected to be completed during the fourth quarter of this year, pending regulatory approvals.

- Total assets at September 30, 2000 were $426 billion, compared with $396 billion at June 30, 2000 and $371 billion at September 30, 1999. Chase's Tier One capital ratio was 7.9 percent at September 30, 2000, compared with
     8.7 percent on June 30, 2000. The decline is due to the acquisition of Flemings. There were no repurchases of Chase common stock during the third quarter of 2000.

- On a managed basis, including securitizations, net credit losses were $541 million in the third quarter of 2000, down from $574 million in the second quarter of 2000 and down from $633 million in the third quarter of 1999. Consumer net charge-offs on a managed basis were $476 million, down from $482 million in the second quarter of 2000 and $531 million in the third quarter of 1999, primarily reflecting a decline in the credit card net charge-off ratio to 4.97 percent. Commercial net charge-offs in the third quarter of 2000 were $65 million, compared with $92 million in the second quarter of 2000 and $102 million in the third quarter of 1999. For the third quarter of 2000, total net charge-offs on a reported basis were $305 million, and the provision for loan losses was $305 million. The allowance for loan losses was $3.49 billion at the end of the third quarter of 2000, compared with $3.46 billion at the end of the second quarter of 2000. Nonperforming assets at September 30, 2000 were $1.82 billion, compared with $1.90 billion at June 30, 2000 and $2.02 billion at September 30, 1999.

- Operating results (revenues, expenses and earnings) exclude the impact of credit card securitizations, restructuring costs and special items. In the third quarter of 2000, special items included a gain of $53 million (after-tax) from the sale of a business in Panama, a loss of $23 million (after-tax) resulting from the economic hedge of the purchase price of Robert Fleming Holdings Limited prior to its acquisition, and the restructuring costs of $51 million (after-tax) associated with previously announced relocation initiatives. There were no special items in the third quarter of 1999. For the first nine months of 2000, special items included a loss of $115 million (after-tax) resulting from the economic hedge of the purchase price of Flemings prior to its acquisition, $83 million (after-tax) of restructuring costs associated with previously announced relocation initiatives, and the $53 million (after-tax) gain from the sale of a business in Panama. For the first nine months of 1999, special items included a $61 million (after-tax) gain on the sale of a building, a $46 million (after-tax) gain on the sale of branches in Texas, and a $65 million (after-tax) special contribution to The Chase Manhattan Foundation.

Chase, with $426 billion in assets, is one of the world's premier financial services institutions, with operations in more than 50 countries around the world. Chase has top-tier rankings in many areas of investment banking, asset management, private banking, trading and global markets activities as well as information and transaction processing. Chase is a leading provider of financial solutions to large corporations, government entities, commercial banking clients, small businesses and individuals, and has relationships with more than 30 million consumers across the United States. Chase can be reached on the web at www.chase.com.

Chase will hold a presentation for the investment community on October 18, 2000 to discuss its third quarter earnings and to update information about its proposed merger with J.P. Morgan & Co. Incorporated. A live audio webcast of that presentation will be available through the investor relations site of www.chase.com at 11 a.m. on October 18. In addition, persons interested in listening to the presentation by telephone may dial in at (973) 872-3100.

                             -----------------------

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Chase's filings with the Securities and Exchange Commission, particularly the section entitled "Important Factors that may Affect Future Results" in Chase's Annual Report on Form 10-K for the year ended December 31, 1999 and the section entitled "Risk Factors" in the Registration Statement on Form S-4 filed by Chase on October 5, 2000.

Stockholders of Chase and J.P. Morgan should read the definitive joint proxy statement/prospectus regarding the proposed merger when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the definitive joint proxy statement/prospectus, as well as other filings containing information about Chase and J.P. Morgan, without charge, at the SEC's internet site (http://www.sec.gov). Copies of the definitive joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the definitive joint proxy statement/prospectus can also be obtained, without charge, by directing a request to The Chase Manhattan Corporation, 270 Park Avenue, New York, NY 10017, Attention: Office of the Corporate Secretary (212-270-6000) or to J.P. Morgan, 60 Wall Street, New York, NY 10260, Attention: Investor Relations (212-483-2323). Information regarding the participants in the proxy solicitation and a description of their direct and indirect interest, by security holdings or otherwise, is contained in the materials filed with the SEC by each of J.P. Morgan and Chase on September 13 and 14, 2000, respectively.

                                    # # # #

                         THE CHASE MANHATTAN CORPORATION
         SUMMARY OF SELECTED FINANCIAL HIGHLIGHTS - OPERATING BASIS (a)
                 (in millions, except per share and ratio data)


                                                                         INCLUDING CHASE CAPITAL PARTNERS
                                            --------------------------------------------------------------------------------------
                                                          2000                                          1999
                                            ----------------------------------     -----------------------------------------------
                                            Third        Second         First      Fourth        Third        Second        First
                                           Quarter       Quarter       Quarter     Quarter      Quarter       Quarter      Quarter
                                           -------       -------       -------     -------      -------       -------      -------
Operating Revenue                           $5,590        $5,799        $6,179     $6,444        $5,429        $5,696       $5,413
Operating Noninterest Expense                3,656         3,357         3,490      3,179         2,981         2,968        2,945
Operating Earnings                             905         1,215         1,360      1,683         1,187         1,351        1,173
Operating Diluted Earnings Per Share          0.68          0.95          1.06       1.31          0.92          1.03         0.88
Return on Average Common Equity (b)           13.5%         21.0%         24.0%      30.2%         21.7%         24.3%        20.6%
Overhead Ratio (c)                              65            58            56         49            55            52           54


Cash Operating Earnings                     $1,054        $1,299        $1,445     $1,761        $1,257        $1,427       $1,246
Cash Diluted Earnings Per Share               0.79          1.02          1.13       1.38          0.97          1.09         0.94
Shareholder Value Added                        181           542           701      1,027           539           696          501
Cash Return on Average Common Equity (b)      15.8%         22.5%         25.5%      31.6%         23.0%         25.7%        21.9%
Cash Overhead Ratio (c)                         63            56            55         48            53            51           53


                                                                        EXCLUDING CHASE CAPITAL PARTNERS
                                          ----------------------------------------------------------------------------------------
                                                         2000                                            1999
                                          -----------------------------------      -----------------------------------------------
                                           Third        Second         First        Fourth        Third        Second       First
                                          Quarter       Quarter       Quarter      Quarter       Quarter       Quarter     Quarter
                                          -------       -------       -------      -------       -------       -------     -------
Operating Revenue                          $5,678        $5,550       $5,729        $5,134        $5,110        $5,193      $5,108
Operating Noninterest Expense               3,566         3,303        3,410         3,125         2,937         2,929       2,909
Operating Earnings                          1,017         1,088        1,121           879         1,011         1,054       1,001
Operating Diluted Earnings Per Share         0.77          0.85         0.88          0.68          0.78          0.80        0.75
Return on Average Common Equity (b)          20.2%         26.0%        27.0%         20.4%         23.2%         23.0%       20.9%
Overhead Ratio (c)                             63            59           59            61            57            56          57


Cash Operating Earnings                    $1,160        $1,169       $1,204        $  956        $1,081        $1,130      $1,074
Cash Diluted Earnings Per Share              0.88          0.92         0.94          0.74          0.84          0.86        0.81
Shareholder Value Added                       501           619          658           391           508           526         446
Cash Return on Average Common Equity (b)     23.2%         28.0%        29.0%         22.2%         24.9%         24.6%       22.5%
Cash Overhead Ratio (c)                        60            58           58            59            56            55          56


                                                   INCLUDING CHASE CAPITAL PARTNERS             EXCLUDING CHASE CAPITAL PARTNERS
                                               -----------------------------------------      -------------------------------------
                                                     NINE MONTHS            OVER/(UNDER)          NINE MONTHS           OVER/(UNDER)
                                               -----------------------                        -------------------
                                                 2000           1999            1999            2000            1999         1999
                                                 ----           ----            ----            ----            ----         ----
Operating Revenue                               $17,568        $16,538           6%            $16,957        $15,411         10%
Operating Noninterest Expense                    10,503          8,894          18%             10,279          8,775         17%
Operating Earnings                                3,480          3,711          (6%)             3,226          3,066          5%
Operating Diluted Earnings Per Share               2.68           2.83          (5%)              2.49           2.34          6%
Return on Average Common Equity (b)                19.2%          22.2%         (300)bp           24.1%          22.3%         180bp
Overhead Ratio (c)                                   60             54           600                60             57        300


Cash Operating Earnings                         $ 3,798        $ 3,930          (3%)           $ 3,533        $ 3,285          8%
Cash Diluted Earnings Per Share                    2.93           3.00          (2%)              2.73           2.51          9%
Shareholder Value Added                           1,424          1,736         (18%)             1,778          1,480         20%
Cash Return on Average Common Equity (b)          21.0%          23.6%         (260)bp           26.5%          23.9%         260bp
Cash Overhead Ratio (c)                              58             52         600                  59             56         300


See notes on page 8.

Unaudited

                         THE CHASE MANHATTAN CORPORATION
      SUMMARY OF SELECTED FINANCIAL HIGHLIGHTS - REPORTED BASIS (CONTINUED)
                 (IN MILLIONS, EXCEPT PER SHARE AND RATIO DATA)



                                                                             %                                               %
      AS OF OR FOR THE PERIOD ENDED              THIRD QUARTER           OVER/(UNDER)            NINE MONTHS            OVER/(UNDER)
                                        ------------------------------                 ------------------------------
                                            2000             1999           1999             2000           1999         1999
                                        -------------    -------------  ------------   --------------   ------------    ----------
AS REPORTED BASIS
Revenue                                $ 5,400           $ 5,191            4%           $ 16,741       $ 15,951           5%
Noninterest Expense (Excluding
   Restructuring Costs)                  3,656             2,981           23%             10,503          8,994          17%
Restructuring Costs                         79                --           NM                 129             --          NM
Provision for Loan Losses                  305               398          (23%)               979          1,167         (16%)
Net Income                               $ 884           $ 1,187          (26%)           $ 3,335        $ 3,753         (11%)

Net Income Per Share:
      Basic                             $ 0.69            $ 0.95          (27%)            $ 2.66         $ 2.96         (10%)
      Diluted                             0.66              0.92          (28%)              2.57           2.86         (10%)
Cash Dividends Declared                   0.32              0.27           19%               0.96           0.81          19%
Share Price at Period End                                                                   46.19          50.25          (8%)
Book Value at Period End                                                                    21.84          17.34          26%

Common Shares Outstanding:
Average Common Shares:
      Basic                            1,267.3           1,232.3            3%            1,235.4        1,248.9          (1%)
      Diluted                          1,311.8           1,274.5            3%            1,279.1        1,291.4          (1%)
Common Shares at Period End                                                               1,310.0        1,234.8           6%

Performance Ratios:
Return on Average Total Assets (b)        0.85 %            1.29 %                           1.11 %         1.38 %
Return on Average Common Equity (b)       13.2              21.7                             18.4           22.5

Selected Balance Sheet Items at
   Period End:
Loans                                                                                   $ 191,258      $ 173,458          10%
Total Assets                                                                              425,816        371,044          15%
Deposits                                                                                  229,601        219,623           5%
Total Stockholders' Equity                                                                 29,440         22,341          32%

Capital Ratios:
Tier I Capital Ratio                                                                          7.9 %(d)       8.2 %
Total Capital Ratio                                                                          11.6 (d)       11.8
Tier I Leverage                                                                               6.3 (d)        6.7



NOTES: Share-related data for all periods have been restated to reflect a 3-for-2 common stock split, effective June 12, 2000. On August 1, 2000, Chase acquired Robert Fleming Holdings Limited ("Flemings") which was accounted for under the purchase method, and accordingly, results for Flemings are included from the date of acquisition. On September 13, 2000, Chase and J.P. Morgan & Co. Incorporated ("J.P. Morgan") agreed to merge. This merger is expected to close by the end of the first quarter of 2001. The results for J.P. Morgan are not included in these financials.

(a) Excludes the impact of credit card securitizations, restructuring costs and special items. For a reconciliation of Reported Results as shown on the Consolidated Statement of Income to results on an Operating Basis, see page 13.

(b) Based on annualized amounts.

(c) Noninterest expense as a percentage of the total of net interest income and noninterest revenue (excluding restructuring costs, special items and costs associated with the REIT). The cash overhead ratio excludes the impact of amortization of goodwill and certain other intangibles.

(d) Estimated

NM - Not meaningful

Unaudited

                         THE CHASE MANHATTAN CORPORATION
                            LINES OF BUSINESS RESULTS
                          (in millions, except ratios)




                                           INVESTMENT BANK (a)            CHASE CAPITAL PARTNERS              GLOBAL SERVICES
                                      -----------------------------    ----------------------------    ---------------------------
        THIRD QUARTER                   2000      OVER/(UNDER) 1999      2000     OVER/(UNDER) 1999       2000   OVER/(UNDER) 1999
---------------------------------     --------   ------------------    --------  ------------------    --------  -----------------

OPERATING REVENUE                     $  1,870   $    251       16%    $    (88)  $  (407)      NM     $   875    $  75        9%
OPERATING EARNINGS                         349        (60)     (15)        (112)     (288)      NM         167       34       26
CASH OPERATING EARNINGS                    384        (36)      (9)        (106)     (282)      NM         183       35       24

AVERAGE COMMON EQUITY                   10,204      1,840       22        6,472     2,177       51%      2,706     (199)      (7)
AVERAGE MANAGED ASSETS (b)             230,598     20,827       10       12,377     3,811       44      16,230     (212)      (1)
SHAREHOLDER VALUE ADDED (SVA) (c)           46        (93)     (67)        (320)     (352)      NM          93       42       82


CASH RETURN ON COMMON EQUITY              14.8%               (480)bp        NM                 NM        26.7%              680bp
CASH OVERHEAD RATIO                         67               1,400           NM                 NM          67              (400)


                                        WEALTH MANAGEMENT (a)        NATIONAL CONSUMER SERVICES                 TOTAL (d)
                                    ----------------------------   ------------------------------   ------------------------------
        THIRD QUARTER                 2000     OVER/(UNDER) 1999      2000      OVER/(UNDER) 1999     2000      OVER/(UNDER) 1999
---------------------------------   --------   -----------------   ----------  ------------------   ---------   ------------------
OPERATING REVENUE                   $    470   $   203       76%   $   2,587  $    73          3%   $  5,590    $    161     3%
OPERATING EARNINGS                        53         9       20          455       56         14         905        (282)  (24)
CASH OPERATING EARNINGS                   95        51      116          492       57         13       1,054        (203)  (16)

AVERAGE COMMON EQUITY                  3,582     2,720      316        8,033      298          4      26,290       4,962    23
AVERAGE MANAGED ASSETS (b)            21,845     8,447       63      148,165   17,119         13     432,853      50,759    13
SHAREHOLDER VALUE ADDED (SVA) (c)        (23)      (38)      NM          227       52         30         181        (358)  (66)

CASH RETURN ON COMMON EQUITY            10.4%              (950)bp      24.2%                220bp      15.8%             (720)bp
CASH OVERHEAD RATIO                       72                 --           50                (100)         63             1,000




--------------------------------------------------------------------------------




                    INVESTMENT BANK - KEY FINANCIAL MEASURES

                                                   THIRD QUARTER 2000                       OVER/(UNDER) 1999
                                             ---------------------------------     ---------------------------------
                                                             CASH       CASH                     CASH        CASH
                                             OPERATING    OPERATING   OVERHEAD     OPERATING   OPERATING    OVERHEAD
                                              REVENUES     EARNINGS    RATIO        REVENUES    EARNINGS     RATIO
                                             ----------   --------   ---------     ---------   ---------    --------
GLOBAL MARKETS                                $   880       $ 170       73%            (4%)      (35%)        1,700bp
GLOBAL INVESTMENT BANKING                         623          74       80             54        (15)         1,600
CORPORATE LENDING & PORTFOLIO MANAGEMENT          389         143       26              1          4           (200)
OTHER INVESTMENT BANK                             (22)         (3)      NM             NM         NM             NM
                                              -------       -----


              TOTALS                          $ 1,870       $ 384       67%            16%        (9%)        1,400bp
                                              =======       =====

--------------------------------------------------------------------------------




               NATIONAL CONSUMER SERVICES - KEY FINANCIAL MEASURES

                                         THIRD QUARTER 2000                           OVER/(UNDER) 1999
                                -----------------------------------      ------------------------------------------
                                               CASH        CASH                             CASH          CASH
                                 OPERATING   OPERATING    OVERHEAD          OPERATING     OPERATING     OVERHEAD
                                  REVENUES    EARNINGS     RATIO             REVENUES     EARNINGS        RATIO
                                 ---------   ---------  -----------      -------------  ------------   ------------
CHASE CARDMEMBER SERVICES         $   943      $ 141        36%               -- %           14%           200bp
REGIONAL BANKING GROUP                771        139        64                 7             36           (600)
CHASE HOME FINANCE                    354         94        56                 13            21             -
DIVERSIFIED CONSUMER SERVICES         160         36        49                 5             24           (700)
MIDDLE MARKETS                        274         70        52                 4             13           (200)
OTHER NCS                              85         12        NM                 NM            NM            NM
                                  --------     -----

              TOTALS              $ 2,587      $ 492        50%                3 %           13%          (100)bp
                                  =======      =====



--------------------------------------------------------------------------------


(a) Prior periods have been restated to reflect refinements in management reporting policies or changes to the management organization. For example, commencing with the third quarter of 2000, Chase's previously reported Global Bank has been reorganized into Investment Bank (Global Markets, Investment Banking and Corporate Lending) and Wealth Management (Global Private Bank and Asset Management).

(b)  Excludes the impact of credit card securitizations.

(c) SVA is Chase's primary measure of business unit performance. SVA represents operating earnings excluding the amortization of goodwill and certain other intangibles (i.e., cash operating earnings), minus preferred dividends and an explicit charge for capital.

(d) Total column includes Support Units and the effects remaining at the Corporate level after the implementation of management accounting policies.

NM - Not meaningful

bp - basis points

Unaudited

                         THE CHASE MANHATTAN CORPORATION
                            LINES OF BUSINESS RESULTS
                          (IN MILLIONS, EXCEPT RATIOS)




                                        INVESTMENT BANK (a)        CHASE CAPITAL PARTNERS             GLOBAL SERVICES
                                   -----------------------------  ----------------------------  ---------------------------
           NINE MONTHS               2000     OVER/(UNDER) 1999     2000    OVER/(UNDER) 1999     2000    OVER/(UNDER) 1999
---------------------------------  ---------  ------------------  --------  ------------------  --------  -----------------
OPERATING REVENUE                  $  5,989   $   749      14%    $   611   $ (517)    (46%)    $ 2,604   $ 304        13%
OPERATING EARNINGS                    1,464       (42)     (3)        254     (392)     (61)        447     100        29
CASH OPERATING EARNINGS               1,531        (8)     (1)        265     (381)     (59)        495     102        26

AVERAGE COMMON EQUITY                 9,127       517       6       6,261    2,373       61       2,703    (197)       (7)
AVERAGE MANAGED ASSETS (b)          225,976    15,753       7      11,862    4,024       51      15,912    (721)       (4)
SHAREHOLDER VALUE ADDED (SVA) (c)       628       (53)     (8)       (354)    (612)      NM         227     123       118

CASH RETURN ON COMMON EQUITY           22.2%             (140)bp      5.4%           (1,650)bp     24.2%              640bp
CASH OVERHEAD RATIO                      58             1,000          34             2,300          70              (300)

                                       WEALTH MANAGEMENT (a)       NATIONAL CONSUMER SERVICES             TOTAL (d)
                                   -----------------------------  -----------------------------  ----------------------------
           NINE MONTHS               2000     OVER/(UNDER) 1999     2000     OVER/(UNDER) 1999     2000     OVER/(UNDER) 1999
---------------------------------  ---------  ------------------  ---------  ------------------  ---------  -----------------
OPERATING REVENUE                  $  1,168   $  401       52%    $  7,487   $   104       1%    $ 17,568   $ 1,030      6%
OPERATING EARNINGS                      180       67       59        1,176        51       5        3,480      (231)    (6)
CASH OPERATING EARNINGS                 225      111       97        1,287        42       3        3,798      (132)    (3)

AVERAGE COMMON EQUITY                 1,834      986      116        8,084       427       6       23,913     1,916      9
AVERAGE MANAGED ASSETS (b)           17,465    4,651       36      144,650    15,969      12      419,397    37,493     10
SHAREHOLDER VALUE ADDED (SVA) (c)        44       14       47          487         5       1        1,424      (312)   (18)

CASH RETURN ON COMMON EQUITY           16.2%             (150)bp      21.0%              (40)bp      21.0%            (260)bp
CASH OVERHEAD RATIO                      70              (400)        52                 200         58                600



--------------------------------------------------------------------------------




                    INVESTMENT BANK - KEY FINANCIAL MEASURES

                                                          NINE MONTHS 2000               OVER/(UNDER) 1999
                                                   ------------------------------  ------------------------------
                                                                 CASH      CASH                  CASH      CASH
                                                   OPERATING  OPERATING  OVERHEAD  OPERATING  OPERATING  OVERHEAD
                                                   REVENUES   EARNINGS     RATIO   REVENUES   EARNINGS     RATIO
                                                   ---------  ---------  --------  ---------  ---------  --------
         GLOBAL MARKETS                             $ 3,100   $    880      57%      (3%)       (17%)      900bp
         GLOBAL INVESTMENT BANKING                    1,938        317      72       75          55        400
         CORPORATE LENDING & PORTFOLIO MANAGEMENT     1,115        397      28       (2)         (1)       100
         OTHER INVESTMENT BANK                         (164)       (63)     NM       NM          NM         NM
                                                    -------   --------
                       TOTALS                       $ 5,989   $  1,531      58%      14%         (1%)    1,000bp
                                                    =======   ========


--------------------------------------------------------------------------------




               NATIONAL CONSUMER SERVICES - KEY FINANCIAL MEASURES

                                                          NINE MONTHS 2000               OVER/(UNDER) 1999
                                                   ------------------------------  ------------------------------
                                                                 CASH      CASH                  CASH      CASH
                                                   OPERATING  OPERATING  OVERHEAD  OPERATING  OPERATING  OVERHEAD
                                                   REVENUES   EARNINGS     RATIO   REVENUES   EARNINGS     RATIO
                                                   ---------  ---------  --------  ---------  ---------  --------
         CHASE CARDMEMBER SERVICES                  $ 2,719    $   348      35%      (4%)         1%       200bp
         REGIONAL BANKING GROUP                       2,277        390      65        8          29       (400)
         CHASE HOME FINANCE                             997        239      59       13          10        200
         DIVERSIFIED CONSUMER SERVICES                  404         53      62      (11)        (44)     1,000
         MIDDLE MARKETS                                 811        196      53        6          15       (300)
         OTHER NCS                                      279         61      NM       NM          NM         NM
                                                    -------    -------

                       TOTALS                       $ 7,487    $ 1,287      52%       1%          3%       200bp
                                                    =======    =======



--------------------------------------------------------------------------------




(a) Prior periods have been restated to reflect refinements in management reporting policies or changes to the management organization. For example, commencing with the third quarter of 2000, Chase's previously reported Global Bank has been reorganized into Investment Bank (Global Markets, Investment Banking and Corporate Lending) and Wealth Management (Global Private Bank and Asset Management).

(b)   Excludes the impact of credit card securitizations.

(c) SVA is Chase's primary measure of business unit performance. SVA represents operating earnings excluding the amortization of goodwill and certain other intangibles (i.e., cash operating earnings), minus preferred dividends and an explicit charge for capital.

(d) Total column includes Support Units and the effects remaining at the Corporate level after the implementation of management accounting policies.

NM -  Not meaningful

bp -  basis points

Unaudited

                         THE CHASE MANHATTAN CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                %                                       %
                                                        THIRD QUARTER        OVER/(UNDER)        NINE MONTHS        OVER/(UNDER)
                                                       -------------                             -----------
                                                      2000         1999         1999           2000        1999         1999
                                                      ----         ----         ----           ----        ----         ----
INTEREST INCOME
Loans                                             $  3,997      $  3,288                    $ 11,108     $  9,662
Securities                                             994           762                       2,879        2,344
Trading Assets                                         530           399                       1,425        1,228
Federal Funds Sold and Securities
   Purchased Under Resale Agreements                   452           352                       1,349        1,122
Deposits with Banks                                     96           195                         331          540
                                                    --------       --------                 --------     --------
    Total Interest Income                            6,069         4,996                      17,092       14,896
                                                    --------       --------                 --------     --------

INTEREST EXPENSE
Deposits                                             2,251         1,650                       6,302        4,806
Short-Term and Other Borrowings                      1,333           870                       3,678        2,635
Long-Term Debt                                         492           306                       1,243          936
                                                    --------       --------                 --------     --------
    Total Interest Expense                           4,076         2,826                      11,223        8,377
                                                    --------       --------                 --------     --------

NET INTEREST INCOME                                  1,993         2,170            (8%)       5,869        6,519         (10%)
Provision for Loan Losses                              305           398           (23%)         979        1,167         (16%)
                                                    --------       --------                 --------     --------
NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                   1,688         1,772            (5%)       4,890        5,352          (9%)
                                                    --------       --------                 --------     --------

NONINTEREST REVENUE
Investment Banking Fees                                613           486            26%        1,900        1,388          37%
Trust, Custody and Investment Management Fees          664           457            45%        1,718        1,332          29%
Credit Card Revenue                                    471           441             7%        1,311        1,258           4%
Fees for Other Financial Services                      775           637            22%        2,201        1,777          24%
Trading Revenue                                        603           462            31%        2,448        1,606          52%
Securities Gains (Losses)                               96            (1)           NM           167          160           4%
Private Equity Gains (Losses)                          (25)          377            NM           773        1,215         (36%)
Other Revenue                                          210           162            30%          354          696         (49%)
                                                    --------       --------                 --------     --------
    Total Noninterest Revenue                        3,407         3,021            13%       10,872        9,432          15%
                                                    --------       --------                 --------     --------

NONINTEREST EXPENSE
Salaries                                             1,761         1,417            24%        5,128        4,217          22%
Employee Benefits                                      256           238             8%          795          731           9%
Occupancy Expense                                      247           218            13%          689          642           7%
Equipment Expense                                      297           255            16%          856          737          16%
Other Expense                                        1,095           853            28%        3,035        2,667          14%
                                                    --------       --------                 --------     --------
    Total Noninterest Expense
     Before Restructuring Costs                      3,656         2,981            23%       10,503        8,994          17%
Restructuring Costs                                     79            --            NM           129           --          NM
                                                    --------       --------                 --------     --------
    Total Noninterest Expense                        3,735         2,981            25%       10,632        8,994          18%
                                                    --------       --------                 --------     --------

INCOME BEFORE INCOME TAX EXPENSE                     1,360         1,812           (25%)       5,130        5,790         (11%)
Income Tax Expense                                     476           625           (24%)       1,795        2,037         (12%)
                                                   ========       =======                   ========     ========
NET INCOME                                        $    884      $  1,187           (26%)    $  3,335     $  3,753         (11%)
                                                   ========       =======                   ========     ========
NET INCOME APPLICABLE TO COMMON STOCK             $    871      $  1,168           (25%)    $  3,289     $  3,698         (11%)
                                                   ========       =======                   ========     ========

NET INCOME PER COMMON SHARE:
    Basic                                         $   0.69      $   0.95           (27%)    $   2.66     $   2.96         (10%)
    Diluted                                       $   0.66      $   0.92           (28%)    $   2.57     $   2.86         (10%)


      NM - Not meaningful

      Unaudited

                         THE CHASE MANHATTAN CORPORATION
               NONINTEREST REVENUE AND NONINTEREST EXPENSE DETAIL
                                  (IN MILLIONS)

                                                            THIRD QUARTER            %             NINE MONTHS             %
                                                          ----------------      OVER/(UNDER)    ----------------      OVER/(UNDER)
    NONINTEREST REVENUE                                   2000        1999          1999        2000        1999          1999
                                                          ----        ----          ----        ----         ----         ----
FEES FOR OTHER FINANCIAL SERVICES:
    Mortgage Servicing Fees                            $   140      $    96          46%      $   421      $   238          77%
    Brokerage and Investment Services                      150           43         249%          333          136         145%
    Service Charges on Deposit Accounts                    103          104          (1%)         305          289           6%
    Fees in Lieu of Compensating Balances                   81          106         (24%)         256          287         (11%)
    Commissions on Letters of Credit and
     Acceptances                                            51           69         (26%)         179          207         (14%)
    Insurance Fees                                          58           44          32%          154          124          24%
    Loan Commitment Fees                                    36           44         (18%)         108          111          (3%)
    Other Fees                                             156          131          19%          445          385          16%
                                                          -------     -------                   -------      -------
        Total                                          $   775      $   637          22%      $ 2,201      $ 1,777          24%
                                                         =======      =======                   =======      =======

TRADING-RELATED REVENUE: (a)
    Interest Rate Contracts                            $   117      $   223         (48%)     $   654      $   805         (19%)
    Foreign Exchange Revenue                               207          199           4%          744          616          21%
    Equities and Commodities                               167          129          29%          574          303          89%
    Debt Instruments and Other                             189          128          48%          594          525          13%
                                                          -------     -------                  -------      -------
        Total                                          $   680      $   679          --       $ 2,566      $ 2,249          14%
                                                         =======      =======                  =======      =======

OTHER REVENUE:
    Residential Mortgage Origination/Sales
      Activities                                       $    50      $    95         (47%)     $   135      $   275         (51%)
    Loss on Economic Hedge of the Flemings
     Purchase (b)                                          (35)          --          NM          (176)          --          NM
    Gains on Sales of Nonstrategic Assets (c)               81           --          NM            81          166         (51%)
    All Other Revenue                                      114           67          70%          314          255          23%
                                                          -------     -------                  -------      -------
        Total                                          $   210      $   162          30%      $   354      $   696         (49%)
                                                         =======      =======                  =======      =======

---------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE

OTHER EXPENSE:
    Professional Services                              $   212      $   170          25%      $   569      $   510          12%
    Marketing Expense                                      146          128          14%          367          356           3%
    Amortization of Intangibles                            149           70         113%          318          219          45%
    Telecommunications                                     112           96          17%          316          284          11%
    Travel and Entertainment                                86           54          59%          229          163          40%
    Minority Interest (d)                                   12           12          --            42           37          14%
    Foreclosed Property Expense                              1            6         (83%)          (2)          14          NM
    Special Contribution to the Foundation (e)              --           --          --            --          100          NM
    All Other                                              377          317          19%        1,196          984          22%
                                                        -------      -------                   -------      -------
        Total                                          $ 1,095      $   853          28%      $ 3,035      $ 2,667          14%
                                                        =======      =======                   =======      =======


(a) Trading-related revenue includes net interest income attributable to trading activities.

(b) Loss is the result of the economic hedge of the purchase price of Flemings prior to its acquisition.

(c) Third quarter and nine months 2000 includes an $81 million gain on the sale of a business in Panama. Nine months 1999 includes a $95 million gain on the sale of One New York Plaza and a $71 million gain on the sale of branches in Beaumont, Texas.

(d) Includes REIT minority interest of $11 million in each quarter and $33 million in each nine months.

(e) Represents a $100 million special contribution to The Chase Manhattan Foundation.
NM - Not meaningful
Unaudited

                         THE CHASE MANHATTAN CORPORATION
                         OPERATING INCOME RECONCILIATION
                      (IN MILLIONS, EXCEPT PER SHARE DATA)



                                                  THIRD QUARTER 2000                          THIRD QUARTER 1999
                                     ------------------------------------------    ----------------------------------------

                                     REPORTED    CREDIT    SPECIAL    OPERATING    REPORTED   CREDIT    SPECIAL   OPERATING
                                      RESULTS     CARD      ITEMS        BASIS     RESULTS    CARD       ITEMS      BASIS
                                       (a)         (b)       (c)                    (a)        (b)         (c)
                                      ------     ------     ------      ------     ------     ------     ------     ------
EARNINGS
Market-Sensitive Revenue              $1,364     $   --     $   --      $1,364     $1,541     $   --     $   --     $1,541
Less Market-Sensitive Revenue          4,036        236        (46)      4,226      3,650        238         --      3,888
                                      ------     ------     ------      ------     ------     ------     ------     ------
Total Revenue                          5,400        236        (46)      5,590      5,191        238         --      5,429
Noninterest Expense                    3,656         --         --       3,656      2,981         --         --      2,981
                                      ------     ------     ------      ------     ------     ------     ------     ------
Operating Margin                       1,744        236        (46)      1,934      2,210        238         --      2,448
Credit Costs                             305        236         --         541        398        238         --        636
                                      ------     ------     ------      ------     ------     ------     ------     ------
Income Before Restructuring Costs      1,439         --        (46)      1,393      1,812         --         --      1,812
Restructuring Costs                       79         --        (79)         --         --         --         --         --
                                      ------     ------     ------      ------     ------     ------     ------     ------
Income Before Income Tax Expense       1,360         --         33       1,393      1,812         --         --      1,812
Tax Expense                              476         --         12         488        625         --         --        625
                                      ------     ------     ------      ------     ------     ------     ------     ------
Net Income                            $  884     $   --     $   21      $  905     $1,187     $   --     $   --     $1,187
                                      ------     ------     ------      ------     ------     ------     ------     ------

NET INCOME PER COMMON SHARE

Basic                                 $ 0.69                            $ 0.70     $ 0.95                           $ 0.95
Diluted                               $ 0.66                            $ 0.68     $ 0.92                           $ 0.92

-----------------------------------------------------------------------------------------------------------------------------------

                                                    NINE MONTHS 2000                                NINE MONTHS 1999
                                     ----------------------------------------------   ---------------------------------------------
                                     REPORTED     CREDIT     SPECIAL      OPERATING   REPORTED    CREDIT       SPECIAL    OPERATING
                                      RESULTS      CARD       ITEMS         BASIS      RESULTS     CARD         ITEMS        BASIS
                                       (a)         (b)         (c)                       (a)        (b)         (c)
                                      -------     -------     -------      -------     -------     -------     -------      -------
EARNINGS
Market-Sensitive Revenue              $ 5,406     $    --     $    --      $ 5,406     $ 5,012     $    --     $    --      $ 5,012
Less Market-Sensitive Revenue          11,335         732          95       12,162      10,939         753        (166)      11,526
                                      -------     -------     -------      -------     -------     -------     -------      -------
Total Revenue                          16,741         732          95       17,568      15,951         753        (166)      16,538
Noninterest Expense                    10,503          --          --       10,503       8,994          --        (100)       8,894
                                      -------     -------     -------      -------     -------     -------     -------      -------
Operating Margin                        6,238         732          95        7,065       6,957         753         (66)       7,644
Credit Costs                              979         732          --        1,711       1,167         753          --        1,920
                                      -------     -------     -------      -------     -------     -------     -------      -------
Income Before Restructuring Costs       5,259          --          95        5,354       5,790          --         (66)       5,724
Restructuring Costs                       129          --        (129)          --          --          --          --           --
                                      -------     -------     -------      -------     -------     -------     -------      -------
Income Before Income Tax Expense        5,130          --         224        5,354       5,790          --         (66)       5,724
Tax Expense                             1,795          --          79        1,874       2,037          --         (24)       2,013
                                      -------     -------     -------      -------     -------     -------     -------      -------
Net Income                            $ 3,335     $    --     $   145      $ 3,480     $ 3,753     $    --     $   (42)     $ 3,711
                                      -------     -------     -------      -------     -------     -------     -------      -------

NET INCOME PER COMMON SHARE

Basic                                 $  2.66                              $  2.78     $  2.96                              $  2.93
Diluted                               $  2.57                              $  2.68     $  2.86                              $  2.83

-----------------------------------------------------------------------------------------------------------------------------------

(a) Represent results as reported in Chase's financial statements. The only exception is that revenues are categorized between market-sensitive and less market-sensitive revenues. Market-sensitive revenue includes investment banking fees, trading-related revenue (including trading-related net interest income), securities gains and private equity gains.

(b) This column excludes the impact of credit card securitizations. For securitized receivables, amounts that previously would have been reported as net interest income and as provision for loan losses are instead reported as components of noninterest revenue.

(c) Includes restructuring costs and special items. The 2000 third quarter includes an $81 million gain (the same for the nine months) from the sale of a business in Panama, a $35 million loss ($176 million loss in the nine months) resulting from the economic hedge of the purchase price of Flemings prior to its acquisition, and $79 million ($129 million for the nine months) of restructuring costs associated with previously announced relocation initiatives. The 1999 nine months included $166 million in gains from sales of nonstrategic assets, of which $95 million was from the sale of a building and $71 million was from the sale of branches in Texas, and a special contribution to The Chase Manhattan Foundation of $100 million.

Unaudited

                         THE CHASE MANHATTAN CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                  (IN MILLIONS)


                                                                               SEPTEMBER 30,               %
                                                                               -------------           OVER/(UNDER)
                                                                             2000         1999             1999
                                                                             ----         ----             ----
ASSETS
Cash and Due from Banks                                                 $  19,403      $  16,490             18%
Deposits with Banks                                                         3,513          5,856            (40%)
Federal Funds Sold and Securities
    Purchased Under Resale Agreements                                      27,175         28,368             (4%)
Trading Assets:
    Debt and Equity Instruments                                            36,113         26,069             39%
    Risk Management Instruments                                            31,479         31,123              1%
Securities                                                                 66,232         55,113             20%
Loans (Net of Allowance for Loan Losses of $3,491 in 2000
    and $3,555 in 1999)                                                   187,767        169,903             11%
Other Assets                                                               54,134         38,122             42%
                                                                         ---------     ---------
    TOTAL ASSETS                                                        $ 425,816      $ 371,044             15%
                                                                        =========      =========

LIABILITIES
Deposits:
  Domestic:
    Noninterest-Bearing                                                 $  47,067      $  49,722             (5%)
    Interest-Bearing                                                       81,003         78,993              3%
  Foreign:
    Noninterest-Bearing                                                     6,054          6,363             (5%)
    Interest-Bearing                                                       95,477         84,545             13%
                                                                        ---------      ---------
    Total Deposits                                                        229,601        219,623              5%
Federal Funds Purchased and Securities
    Sold Under Repurchase Agreements                                       61,943         43,879             41%
Commercial Paper                                                            7,338          5,996             22%
Other Borrowed Funds                                                        7,252          7,046              3%
Trading Liabilities                                                        40,688         37,084             10%
Accounts Payable, Accrued Expenses and Other Liabilities, Including
    the Allowance for Credit Losses of $170 in 2000 and 1999               22,058         15,343             44%
Long-Term Debt                                                             24,157         16,644             45%
Guaranteed Preferred Beneficial Interests in Corporation's
    Junior Subordinated Deferrable Interest Debentures                      2,789          2,538             10%
                                                                          ---------      ---------
    TOTAL LIABILITIES                                                     395,826        348,153             14%
                                                                          ---------      ---------

PREFERRED STOCK OF SUBSIDIARY                                                 550            550             --
                                                                         ---------      ---------

STOCKHOLDERS' EQUITY
Preferred Stock                                                               828            928            (11%)
Common Stock                                                                1,323            882             50%
Capital Surplus                                                             9,300          9,635             (3%)
Retained Earnings                                                          19,626         16,210             21%
Accumulated Other Comprehensive Loss                                       (1,005)        (1,038)            (3%)
Treasury Stock, at Cost                                                      (632)        (4,276)           (85%)
                                                                          ---------      ---------
    TOTAL STOCKHOLDERS' EQUITY                                             29,440         22,341             32%
                                                                         ---------      ---------
    TOTAL LIABILITIES, PREFERRED STOCK OF SUBSIDIARY
       AND STOCKHOLDERS' EQUITY                                         $ 425,816      $ 371,044             15%
                                                                        =========      =========
      Unaudited

                         THE CHASE MANHATTAN CORPORATION
                        CONSOLIDATED STATEMENT OF CHANGES
                             IN STOCKHOLDERS' EQUITY
                                  (IN MILLIONS)


                                                                              NINE MONTHS
                                                                          ---------------------
                                                                            2000        1999
                                                                          --------    --------
PREFERRED STOCK
Balance at Beginning of Year                                              $    928    $  1,028
Redemption of Stock                                                           (100)       (100)
                                                                          --------    --------
Balance at End of Period                                                  $    828    $    928
                                                                          --------    --------

COMMON STOCK
Balance at Beginning of Year                                              $    882    $    882
Issuance of Common Stock for a Three-for-Two Stock Split                       441          --
                                                                          --------    --------
Balance at End of Period                                                  $  1,323    $    882
                                                                          --------    --------

CAPITAL SURPLUS
Balance at Beginning of Year                                              $  9,714    $  9,836
Issuance of Common Stock for a Three-for-Two Stock Split                      (441)         --
Issuance of Common Stock for (Purchase Accounting) Acquisitions (a)            136          --
Shares Issued and Commitments to Issue Common Stock for
   Employee Stock-Based Awards and Related Tax Effects                        (109)       (201)
                                                                          --------    --------
Balance at End of Period                                                  $  9,300    $  9,635
                                                                          --------    --------

RETAINED EARNINGS
Balance at Beginning of Year                                              $ 17,547    $ 13,544
Net Income                                                                   3,335       3,753
Cash Dividends Declared:
   Preferred Stock                                                             (46)        (55)
   Common Stock                                                             (1,210)     (1,032)
                                                                          --------    --------
Balance at End of Period                                                  $ 19,626    $ 16,210
                                                                          --------    --------

ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance at Beginning of Year                                              $ (1,454)   $    392
Other Comprehensive Income (Loss)                                              449      (1,430)
                                                                          --------    --------
Balance at End of Period                                                  $ (1,005)   $ (1,038)
                                                                          --------    --------

TREASURY STOCK, AT COST
Balance at Beginning of Year                                              $ (4,000)   $ (1,844)
Purchase of Treasury Stock                                                  (1,072)     (4,172)
Reissuance of Treasury Stock                                                 1,025       1,740
Reissuance of Treasury Stock for (Purchase Accounting) Acquisitions (a)      3,415          --
                                                                          --------    --------
Balance at End of Period                                                  $   (632)   $ (4,276)
                                                                          --------    --------

TOTAL STOCKHOLDERS' EQUITY                                                $ 29,440    $ 22,341
                                                                          ========    ========


----------------------------------------------------------------------------------------------


COMPREHENSIVE INCOME
Net Income                                                                $  3,335    $  3,753
Other Comprehensive Income (Loss)                                              449      (1,430)
                                                                          --------    --------
Comprehensive Income                                                      $  3,784    $  2,323
                                                                          ========    ========


(a) In the 2000 third quarter, Chase acquired Robert Fleming Holdings Limited, The Beacon Group LLC and Goldman, Lichtenberg, Wasserman & Grossman. These transactions were accounted for under the purchase method.

          Unaudited

                         THE CHASE MANHATTAN CORPORATION
                           CREDIT RELATED INFORMATION
                                  (IN MILLIONS)



                                                                   %                                   %
                                       CREDIT-RELATED ASSETS  OVER/(UNDER) NONPERFORMING ASSETS    OVER/(UNDER)
                                       ---------------------  -----------  --------------------    ----------
       SEPTEMBER 30,                      2000       1999          1999      2000       1999          1999
-------------------------------------   --------   --------        ----    --------   --------        ----
CONSUMER LOANS
Domestic Consumer:
     1-4 Family Residential Mortgages   $ 48,858   $ 42,134         16%    $    273   $    308        (11%)
     Credit Card  - Reported              14,981     14,246          5%      30 (a)         --         NM
     Credit Card Securitizations (b)      18,022     18,028         --           --         --         NM
                                        --------   --------                --------   --------
     Credit Card - Managed                33,003     32,274          2%          30         --         NM
     Auto Financings                      19,921     18,429          8%          80         73         10%
     Other Consumer                        6,931      6,536          6%           4          5        (20%)
                                        --------   --------                --------   --------
Total Domestic Consumer                  108,713     99,373          9%         387        386         --
Total Foreign Consumer                     2,551      2,822        (10%)          9         30        (70%)
                                        --------   --------                --------   --------
TOTAL CONSUMER LOANS                     111,264    102,195          9%         396        416         (5%)
                                        --------   --------                --------   --------
COMMERCIAL LOANS
Domestic Commercial:
     Commercial and Industrial            55,668     51,994          7%         581        458         27%
     Commercial Real Estate                3,151      3,363         (6%)         64         50         28%
                                        --------   --------                --------   --------
Total Domestic Commercial                 58,819     55,357          6%         645        508         27%
Total Foreign Commercial                  39,197     33,934         16%         642        950        (32%)
                                        --------   --------                --------   --------
TOTAL COMMERCIAL LOANS                    98,016     89,291         10%       1,287      1,458        (12%)
DERIVATIVE AND FX CONTRACTS (c)           31,926     31,408          2%          52         36         44%
                                        --------   --------                --------   --------
TOTAL COMMERCIAL CREDIT-RELATED          129,942    120,699          8%       1,339      1,494        (10%)
                                        --------   --------                --------   --------
TOTAL MANAGED CREDIT-RELATED            $241,206   $222,894          8%       1,735      1,910         (9%)
                                        ========   ========                --------   --------

Assets Acquired as Loan Satisfactions                                            81        105        (23%)
                                                                           --------   --------
TOTAL NONPERFORMING ASSETS                                                 $  1,816   $  2,015        (10%)
                                                                           ========   ========



--------------------------------------------------------------------------------



                                                                  %                                     %
                                           THIRD QUARTER      OVER/(UNDER)        NINE MONTHS      OVER/(UNDER)
      NET CHARGE-OFFS                     2000       1999         1999           2000       1999       1999
      ---------------                   -------    -------    ------------     -------   -------   ------------
CONSUMER LOANS Domestic Consumer:
     1-4 Family Residential Mortgages   $     7    $     9        (22%)       $    26    $    19         37%
     Credit Card  - Reported                167        207        (19%)           521        641        (19%)
     Credit Card Securitizations (b)        236        238         (1%)           732        753         (3%)
                                        -------    -------                    -------    -------
     Credit Card - Managed (d)              403        445         (9%)         1,253      1,394        (10%)
     Auto Financings                         20         19          5%             63         57         11%
     Other Consumer                          38         49        (22%)           113        144        (22%)
                                        -------    -------                    -------    -------
Total Domestic Consumer                     468        522        (10%)         1,455      1,614        (10%)
Total Foreign Consumer                        8          9        (11%)            27         27         --
                                        -------    -------                    -------    -------
TOTAL CONSUMER LOANS                        476        531        (10%)         1,482      1,641        (10%)
                                        -------    -------                    -------    -------
COMMERCIAL LOANS
Domestic Commercial:
     Commercial and Industrial               65         68         (4%)           184        145         27%
     Commercial Real Estate                  (3)        (2)        NM              (6)       (13)        NM
                                        -------    -------                    -------    -------
Total Domestic Commercial                    62         66         (6%)           178        132         35%
Total Foreign Commercial                      3         36        (92%)            51        143        (64%)
                                        -------    -------                    -------    -------
TOTAL COMMERCIAL LOANS                       65        102        (36%)           229        275        (17%)
                                        -------    -------                    -------    -------
TOTAL MANAGED NET CHARGE-OFFS           $   541    $   633        (15%)       $ 1,711    $ 1,916        (11%)
                                        =======    =======                    =======    =======


(a) Includes currently performing loans placed on a cash basis because of concerns as to collectibility.

(b) Represents the portion of Chase's credit card receivables that have been securitized.

(c) Charge-offs for risk management instruments are included in trading revenue.

(d) Including domestic and international consumer and commercial credit card activity, net charge-offs as a percentage of average managed credit card receivables for the third quarter of 2000 and 1999 and first nine months of 2000 and 1999 were 4.97%, 5.53%, 5.16% and 5.81%, respectively.

NM - Not meaningful

Unaudited

                         THE CHASE MANHATTAN CORPORATION
        CONDENSED AVERAGE CONSOLIDATED BALANCE SHEET, INTEREST AND RATES
              (TAXABLE-EQUIVALENT INTEREST AND RATES; IN MILLIONS)


                                                                                                 THIRD QUARTER 2000
                                                                            ------------------------------------------------------
                                                                                 AVERAGE                                RATE
                                                                                 BALANCE           INTEREST         (ANNUALIZED)
                                                                                 -------           --------         ------------
        ASSETS
        Liquid Interest-Earning Assets                                          $  70,002          $ 1,078              6.12%
        Securities                                                                 64,740            1,000              6.15%
        Loans                                                                     187,210            3,997              8.50%
                                                                                ---------          -------
            Total Interest-Earning Assets                                         321,952            6,075              7.51%
        Noninterest-Earning Assets                                                 91,908
                                                                                ---------
            Total Assets                                                        $ 413,860
                                                                                =========

        LIABILITIES
        Interest-Bearing Deposits                                               $ 173,940            2,251              5.15%
        Short-Term and Long-Term Debt                                             113,923            1,825              6.38%
                                                                                ---------          -------
            Total Interest-Bearing Liabilities                                    287,863            4,076              5.63%
                                                                                                   -------
        Noninterest-Bearing Deposits                                               50,731
        Other Noninterest-Bearing Liabilities                                      47,598
                                                                                ---------
            Total Liabilities                                                     386,192
                                                                                ---------
        PREFERRED STOCK OF SUBSIDIARY                                                 550
                                                                                ---------
        STOCKHOLDERS' EQUITY
        Preferred Stock                                                               828
        Common Stockholders' Equity                                                26,290
                                                                                ---------
            Total Stockholders' Equity                                             27,118
                                                                                ---------
        Total Liabilities, Preferred Stock of Subsidiary
            and Stockholders' Equity                                            $ 413,860
                                                                                =========

        INTEREST RATE SPREAD                                                                                            1.88%
                                                                                                                        =====
        NET INTEREST INCOME AND NET YIELD
            ON INTEREST-EARNING ASSETS                                                             $ 1,999              2.47%
                                                                                                   =======              =====

        NET INTEREST INCOME AND NET YIELD
            ON INTEREST-EARNING ASSETS (a)                                                         $ 2,352              2.75%
                                                                                                   =======              =====

                                                                                                   THIRD QUARTER 1999
                                                                          ---------------------------------------------------------
                                                                                 AVERAGE                               RATE
                                                                                 BALANCE          INTEREST         (ANNUALIZED)
                                                                                 -------          --------         ------------
        ASSETS
        Liquid Interest-Earning Assets                                          $ 63,983            $  946              5.86%
        Securities                                                                53,016               767              5.74%
        Loans                                                                    173,246             3,289              7.53%
                                                                                --------            ------
            Total Interest-Earning Assets                                        290,245             5,002              6.84%
        Noninterest-Earning Assets                                                74,600
                                                                                --------
            Total Assets                                                        $364,845
                                                                                ========

        LIABILITIES
        Interest-Bearing Deposits                                               $160,820             1,650              4.07%
        Short-Term and Long-Term Debt                                             90,399             1,176              5.16%
                                                                                --------            ------
            Total Interest-Bearing Liabilities                                   251,219             2,826              4.46%
                                                                                                    ------
        Noninterest-Bearing Deposits                                              48,636
        Other Noninterest-Bearing Liabilities                                     42,086
                                                                                --------
            Total Liabilities                                                    341,941
                                                                                --------
        PREFERRED STOCK OF SUBSIDIARY                                                550
                                                                                --------
        STOCKHOLDERS' EQUITY
        Preferred Stock                                                            1,026
        Common Stockholders' Equity                                               21,328
                                                                                --------
            Total Stockholders' Equity                                            22,354
                                                                                --------
        Total Liabilities, Preferred Stock of Subsidiary
            and Stockholders' Equity                                            $364,845
                                                                                ========

        INTEREST RATE SPREAD                                                                                            2.38%
                                                                                                                        =====
        NET INTEREST INCOME AND NET YIELD
            ON INTEREST-EARNING ASSETS                                                              $ 2,176             2.97%
                                                                                                    ========            =====

        NET INTEREST INCOME AND NET YIELD
            ON INTEREST-EARNING ASSETS (a)                                                          $ 2,508             3.24%
                                                                                                    =======             =====



--------------------------------------------------------------------------------








                                                                                    NINE MONTHS 2000
                                                                      ---------------------------------------------
                                                                      AVERAGE                              RATE
                                                                      BALANCE         INTEREST         (ANNUALIZED)
                                                                      -------         --------         ------------
        ASSETS

        Liquid Interest-Earning Assets                               $ 68,505          $ 3,105              6.05%
        Securities                                                     63,409            2,898              6.11%
        Loans                                                         181,111           11,111              8.20%
                                                                     --------          -------
            Total Interest-Earning Assets                             313,025           17,114              7.30%
        Noninterest-Earning Assets                                     87,385
                                                                     --------
            Total Assets                                             $400,410
                                                                     ========

        LIABILITIES
        Interest-Bearing Deposits                                    $172,514            6,302              4.88%
        Short-Term and Long-Term Debt                                 108,135            4,921              6.08%
                                                                     --------          -------
            Total Interest-Bearing Liabilities                        280,649           11,223              5.34%
                                                                                       -------
        Noninterest-Bearing Deposits                                   50,796
        Other Noninterest-Bearing Liabilities                          43,608
                                                                     --------
            Total Liabilities                                         375,053
                                                                     --------
        PREFERRED STOCK OF SUBSIDIARY                                     550
                                                                     --------
        STOCKHOLDERS' EQUITY
        Preferred Stock                                                   894
        Common Stockholders' Equity                                    23,913
                                                                     --------
            Total Stockholders' Equity                                 24,807
                                                                     --------
        Total Liabilities, Preferred Stock of Subsidiary
            and Stockholders' Equity                                 $400,410
                                                                     ========

        INTEREST RATE SPREAD                                                                                1.96%
                                                                                                            =====
        NET INTEREST INCOME AND NET YIELD
            ON INTEREST-EARNING ASSETS                                                 $ 5,891              2.51%
                                                                                       =======              =====

        NET INTEREST INCOME AND NET YIELD
            ON INTEREST-EARNING ASSETS (a)                                             $ 6,921              2.78%
                                                                                       =======              =====

                                                                                   NINE MONTHS 1999
                                                                    -----------------------------------------------
                                                                     AVERAGE                               RATE
                                                                     BALANCE          INTEREST         (ANNUALIZED)
                                                                     -------          --------         ------------
        ASSETS

        Liquid Interest-Earning Assets                              $ 61,997           $ 2,890              6.23%
        Securities                                                    54,948             2,355              5.73%
        Loans                                                        173,078             9,666              7.47%
                                                                    --------           -------
            Total Interest-Earning Assets                            290,023            14,911              6.87%
        Noninterest-Earning Assets                                    74,246
                                                                    --------
            Total Assets                                            $364,269
                                                                    -=======

        LIABILITIES
        Interest-Bearing Deposits                                    $160,809            4,806              4.00%
        Short-Term and Long-Term Debt                                  89,729            3,571              5.32%
                                                                     --------          ------
            Total Interest-Bearing Liabilities                        250,538            8,377              4.47%
                                                                                       -------
        Noninterest-Bearing Deposits                                   48,091
        Other Noninterest-Bearing Liabilities                          42,066
                                                                     --------
            Total Liabilities                                         340,695
                                                                     --------
        PREFERRED STOCK OF SUBSIDIARY                                     550
                                                                     --------
        STOCKHOLDERS' EQUITY
        Preferred Stock                                                 1,027
        Common Stockholders' Equity                                    21,997
                                                                     --------
            Total Stockholders' Equity                                 23,024
                                                                     --------
        Total Liabilities, Preferred Stock of Subsidiary
            and Stockholders' Equity                                 $364,269
                                                                     ========

        INTEREST RATE SPREAD                                                                                2.40%
                                                                                                            =====
        NET INTEREST INCOME AND NET YIELD
            ON INTEREST-EARNING ASSETS                                                     $6,534           3.01%
                                                                                           =======          =====

        NET INTEREST INCOME AND NET YIELD
            ON INTEREST-EARNING ASSETS (a)                                                 $7,534           3.27%
                                                                                           =======          =====



(a)  Excludes the impact of the credit card securitizations.

Unaudited

                         THE CHASE MANHATTAN CORPORATION
                             Chase Capital Partners



                              INVESTMENT PORTFOLIO
                                  (in millions)

                                                       SEPTEMBER 30, 2000          JUNE 30, 2000
                                                       ------------------          -------------
                                                     CARRYING                  CARRYING
                                                      VALUE         COST       VALUE        COST
                                                      -----         ----       -----        ----
Total Public Securities (191 companies)              $ 2,103     $   801     $ 2,778     $   789
Total Private Direct Investments (822 companies)       5,957       5,879       5,764       5,736
Total Private Fund Investments (381 funds)             2,456       2,469       2,353       2,337
                                                     -------     -------     -------     -------
     Total Investment Portfolio                      $10,516     $ 9,149     $10,895     $ 8,862
                                                     =======     =======     =======     =======



              PUBLIC SECURITIES INVESTMENTS AT SEPTEMBER 30, 2000 *
                        (DOLLARS AND SHARES IN MILLIONS)


                                                                             QUOTED
                                                                             PUBLIC
                                               SYMBOL           SHARES       VALUE       COST
                                               ------           ------       -----       ----
TRITON PCS HOLDING, INC                          TPCS           11.7       $  321     $   50
PRAECIS PHARMACEUTICALS INC                      PRCS            6.1          260         26
TELECORP PCS                                     TLCP           12.4          235          8
ONI SYSTEMS CORP                                 ONIS            2.5          220          2
AMERICAN TOWER CORP                              AMT             5.8          218         15
DDI CORP                                         DDIC            3.0          135         20
FISHER SCIENTIFIC                                FSH             3.3          112         27
RESONATE                                         RSNT            2.7          108          6
VIASYSTEMS                                       VG              5.9          101         44
STARMEDIA NETWORK, INC                           STRM           11.1           83         27
                                                                           -----       ------
     TOP TEN PUBLIC SECURITIES                                             $1,793     $  225
OTHER PUBLIC SECURITIES (181 companies)                                     1,316        576
                                                                           -----       ------
     TOTAL PUBLIC SECURITIES (191 companies)                               $3,109     $  801
                                                                           ======     ======

* - Publicly traded positions only.

POLICY:

Public securities held by Chase Capital Partners are marked-to-market at the quoted public value less liquidity discounts, with the resulting unrealized gains/losses included in the income statement. Chase's valuation policy for public securities incorporates the use of these liquidity discounts and price averaging methodologies in certain circumstances to take into account the fact that Chase can not immediately realize such public quoted values due to the numerous regulatory, corporate and contractual sales restrictions. Private investments are carried at cost, which is viewed as an approximation of fair value. The carrying value of private investments is adjusted for holdings in which a subsequent investment by an unaffiliated party indicates a valuation in excess of cost and holdings for which evidence of an other-than-temporary decline in value exists.